Exhibit 99.1

AerSale Reports Second Quarter 2024 Results

Second Quarter 2024 Highlights

•	Revenue of $77.1 million versus $69.3 million in the prior year period.
•	GAAP net loss of $3.6 million versus GAAP net loss of $2.7 million in the prior year period.
•	Adjusted Net Loss of $2.6 million versus Adjusted Net Loss of $0.6 million in the prior year period.
•	Adjusted EBITDA[1] of $3.2 million versus $(0.5) million in the prior year period.
•	Flight equipment sales consisted of five engines and no aircraft compared to four engines and two unserviceable airframes in the prior year period.
•	Feedstock acquisitions of $36 million and additional $71 million under contract as of June 30, 2024.
•	Flight Equipment inventory of $378.8 million as of June 30, 2024.

CORAL GABLES, Fla. -- AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the second quarter ended June 30, 2024. The Company’s revenue for the second quarter of 2024 was $77.1 million compared to $69.3 million in the second quarter of 2023. Revenue for the second quarter of 2024 included $17.9 million of flight equipment sales compared to $17.6 million of flight equipment sales in the prior-year period. Flight equipment sales in the second quarter of 2024 consisted of five engines compared to four engines and two unserviceable airframes in the prior year period. The increase in sales was primarily the result of higher volume of USM sold and strong MRO revenue amid a robust commercial backdrop. As a reminder to investors, the Company’s revenues are likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on MRO activity, asset purchases and related sales.

Nick Finazzo, AerSale’s Chief Executive Officer, commented, “Our results improved over the prior year driven by higher feedstock acquisitions over the past 18 months, continued demand in MRO and incremental volume of AerSafe™. We have also advanced on a set of initiatives to drive future growth and more consistently exceed our fixed cost hurdles. We have progressed on the multi-year expansion of both capacity and capabilities at our on and off-airport MRO facilities, which includes our new on-airport MRO in Millington, Tennessee, pneumatics capability at our Miami, Florida accessories shop, and tripling the size of our aerostructures shop also located in Miami. Our Millington on-airport MRO was completed in May and is presently serving our first airline customer. We expect both of our Miami component MROs to be serving customers before year-end, at which time we anticipate a sharp rise in sales from these business units.”

Finazzo added, “Beside our investment in new facilities, capacity and capabilities, we have continued to use our balance sheet to acquire feedstock to supply our asset management group, which will enhance our ability to generate investor returns through USM, leased equipment and whole asset sales.

Asset Management Solutions (“Asset Management") revenue increased to $41.8 million during the second quarter of 2024 compared to $37.1 million in the second quarter of 2023, primarily because of stronger USM sales as the Company monetizes feedstock acquired in the past 12-months. Used Serviceable Material (“USM”) revenue increased 19.2% compared to the prior year quarter, while the Company had one additional engine on lease in 2024 compared to 2023. There were no aircraft on lease in either period.

TechOps revenue increased 9.4% to $35.3 million in the second quarter of 2024 from $32.3 million in the second quarter of 2023 primarily due to a continued strong demand for MRO services during the quarter specifically in AerSale’s Roswell, New Mexico on-airport MRO facility, as well as higher revenue from component MROs. The company also benefitted from higher sales of its AerSafe™ product, as operators begin upgrades in advance of 2026 compliance deadlines.

Gross margin was 28.2% versus 29.1% in the same period last year primarily due to lower margins at our component MROs as the team goes through an efficiency improvement curve on recently awarded contracts.

Selling, general and administrative expenses were $23.6 million in the second quarter of 2024 versus $27.1 million in the second quarter of 2023 primarily due to a reduction in payroll related expenses. AerSale incurred $1.1 million of stock-based compensation expense in the second quarter of 2024, versus $3.0 million in the second quarter of 2023.

Loss from operations was $1.9 million in the second quarter of 2024 compared to $7.0 million in the second quarter of 2023.

Income tax expense was $0.5 million in the second quarter of 2024, compared to income tax benefit of $2.4 million in the second quarter of 2023.

GAAP net loss for the second quarter of 2024 was $3.6 million, compared to GAAP net loss of $2.7 million in the prior year period. AerSale recognized a mark-to-market adjustment benefit of $0.1 million related to the private warrant liability, $1.1 million of stock-based compensation expenses within payroll expenses, and $0.4 million in facility relocation costs during the second quarter of 2024. In the second quarter of 2023, the mark-to-market adjustment expense related to the private warrant liability was $1.4 million, stock-based compensation expenses were $3.0 million and relocations costs were $0.3 million. Excluding these non-cash and unusual items adjusted for tax, Adjusted Net Loss was $2.6 million in the second quarter of 2024, compared to Adjusted Net Loss of $0.6 million in the second quarter of 2023.

Diluted loss per share was $0.07 for the second quarter of 2024 and diluted loss per was $0.08 in the second quarter of 2023. Adjusted for the non-cash and unusual items noted above, adjusted diluted loss per share was $0.05 for the second quarter of 2024, while adjusted diluted loss per share of $0.03 in the second quarter of 2023.

Adjusted EBITDA in the second quarter of 2024 was $3.2 million versus $(0.5) million in the second quarter of 2023. Higher adjusted EBITDA was primarily due higher sales volume during the period and lower period costs.

AerSale ended the quarter with $101.8 million of liquidity consisting of $4.3 million of cash and available capacity of $97.5 million on our $180 million revolving credit facility, expandable to $200 million. Cash used in operating activities was $36.8 million, mainly due to continued investment in inventory.

Martin Garmendia, AerSale’s Chief Financial Officer, said, “Our continued investment in feedstock has resulted in improvements being realized compared to the prior period. Based on available inventory balances and MRO capacity we have the tools needed to continue this upward momentum through the remainder of 2024. In addition, a strong liquidity position of over $100 million available will enable us to continue to acquire properly priced feedstock, amid a constrained supply side environment that has resulted from reduced OEM deliveries.”

Update on Engineered Solutions

The Company continues to progress forward with prospective customers while educating multiple aircraft operators on how its Enhanced Flight Vision System (“EFVS”), AerAware™, could capture significant safety and efficiency benefits after implementing the system in their fleets.

In December 2023, the Federal Aviation Administration (“FAA”) issued AerSale a Supplemental Type Certificate (“STC”) for “AerAware™”, the Company’s revolutionary Enhanced Flight Vision System (“EFVS”) for the Boeing B737NG product line. This achievement marked the world's first commercial EFVS system to achieve a 50% visual advantage (over unaided natural vision) and the first large transport aircraft to be certified with a complete dual-pilot EFVS solution featuring a Head-Wearable Display. AerSale developed the AerAware™ certification program under license with The Boeing Company, which included access to necessary technical services, maintenance, and engineering data

Please see the link below to get a visual sense as to how AerAware's SkyLens Head Wearable Display enables pilots to benefit from significantly enhanced situational awareness, with full visual mobility for primary flight data and expansive, "eyes out" views of the enhanced 3D synthetic terrain: AerAware™ (aersale.com).

Conference Call Information

The Company will host a conference call today, August 7, 2024, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-300-8521, international callers may use 1-412-317-6026, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until November 7, 2024. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10190507. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow from operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, Adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, Adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Second Quarter 2024 Financial Results

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Products	$43,298	$37,623	$104,908	$83,118
Leasing	4,286	3,286	7,368	8,908
Services	29,517	28,417	55,365	55,571
Total revenue	77,101	69,326	167,641	147,597
Cost of sales and operating expenses:
Cost of products	28,531	26,931	68,150	58,479
Cost of leasing	1,894	1,079	3,087	2,202
Cost of services	24,956	21,176	45,888	42,385
Total cost of sales	55,381	49,186	117,125	103,066
Gross profit	21,720	20,140	50,516	44,531
Selling, general, and administrative expenses	23,572	27,097	47,705	52,321
(Loss) income from operations	(1,852)	(6,957)	2,811	(7,790)
Other (expenses) income:
Interest (expense) income, net	(1,528)	381	(2,463)	1,428
Other income, net	102	138	271	371
Change in fair value of warrant liability	138	1,393	2,117	1,059
Total other (expenses) income	(1,288)	1,912	(75)	2,858
(Loss) income before income tax provision	(3,140)	(5,045)	2,736	(4,932)
Income tax (expense) benefit	(497)	2,357	(96)	2,249
Net (loss) income	$(3,637)	$(2,688)	$2,640	$(2,683)

(Loss) earnings per share:
Basic	$(0.07)	$(0.05)	$0.05	$(0.05)
Diluted	$(0.07)	$(0.08)	$0.05	$(0.07)
Weighted average shares outstanding:
Basic	53,029,359	51,227,484	53,010,425	51,217,990
Diluted	53,029,359	51,404,653	53,111,439	51,417,889

AERSALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2024	2023

Current assets:
Cash and cash equivalents	$4,285	$5,873
Accounts receivable, net of allowance for credit losses of $978 as of June 30, 2024 and December 31, 2023	37,266	31,239
Income tax receivable	1,700	1,628
Inventory:
Aircraft, airframes, engines, and parts, net	221,371	177,770
Advance vendor payments	13,589	35,757
Deposits, prepaid expenses, and other current assets	17,617	12,507
Total current assets	295,828	264,774
Fixed assets:
Aircraft and engines held for lease, net	31,491	26,475
Property and equipment, net	32,683	27,692
Inventory:
Aircraft, airframes, engines, and parts, net	157,442	151,398
Operating lease right-of-use assets	26,022	27,519
Deferred income taxes	12,032	12,203
Deferred financing costs, net	1,342	1,506
Deferred customer incentives and other assets, net	525	525
Goodwill	19,860	19,860
Other intangible assets, net	21,469	21,986
Total assets	$598,694	$553,938

Current liabilities:
Accounts payable	$29,388	$29,899
Accrued expenses	6,360	5,478
Lessee and customer purchase deposits	644	1,467
Current operating lease liabilities	4,237	4,593
Current portion of long-term debt	93	1,278
Deferred revenue	2,286	2,998
Total current liabilities	43,008	45,713
Revolving credit facility	80,955	29,000
Long-term debt	522	7,281
Long-term lease deposits	767	102
Long-term operating lease liabilities	23,315	24,377
Maintenance deposit payments and other liabilities	59	64
Warrant liability	269	2,386
Total liabilities	148,895	108,923
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 53,084,214 and 52,954,430 shares as of June 30, 2024 and December 31, 2023	5	5
Additional paid-in capital	313,883	311,739
Retained earnings	135,911	133,271
Total stockholders' equity	449,799	445,015
Total liabilities and stockholders’ equity	$598,694	$553,938

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$2,640	$(2,683)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,434	5,069
Amortization of debt issuance costs	164	225
Amortization of operating lease assets	79	198
Inventory reserve	627	709
Deferred income taxes	171	(1,729)
Change in fair value of warrant liability	(2,117)	(1,059)
Share-based compensation	1,943	5,759
Changes in operating assets and liabilities:
Accounts receivable	(6,027)	(3,615)
Income tax receivable	(72)	-
Inventory	(56,566)	(134,278)
Deposits, prepaid expenses, and other current assets	(5,110)	4,144
Deferred customer incentives and other assets	(543)	78
Advance vendor payments	22,167	(11,326)
Accounts payable	(509)	4,957
Accrued expenses	795	(3,296)
Deferred revenue	(712)	1,719
Lessee and customer purchase deposits	(158)	6,530
Other liabilities	(6)	(599)
Net cash used in operating activities	(36,800)	(129,197)
Cash flows from investing activities:
Proceeds from sale of assets	3,800	12,700
Acquisition of aircraft and engines held for lease, including capitalized cost	(5,610)	-
Purchase of property and equipment	(7,190)	(4,814)
Net cash (used in) provided by investing activities	(9,000)	7,886
Cash flows from financing activities:
Proceeds from long-term debt	615	8,559
Repayments of long-term debt	(8,559)	-
Proceeds from revolving credit facility	106,936	-
Repayments of revolving credit facility	(54,981)	-
Taxes paid related to net share settlement of equity awards	(124)	(70)
Proceeds from the issuance of Employee Stock Purchase Plan shares	325	278
Net cash provided by financing activities	44,212	8,767

Decrease in cash and cash equivalents	(1,588)	(112,544)
Cash and cash equivalents, beginning of period	5,873	147,188
Cash and cash equivalents, end of period	$4,285	$34,644

Supplemental disclosure of cash activities
Income tax payments, net	73	1,276
Interest paid	2,435	286
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) aircraft and engine held for lease, net	2,494	3,711

AERSALE CORPORATION

Adjusted EBITDA

Net Income and Diluted EPS Reconciliation Table

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2024	% of Total Revenue	2023	% of Total Revenue	2024	% of Total Revenue	2023	% of Total Revenue
Reported Net (Loss)/Income	(3,637)	(4.7)%	(2,688)	(3.9)%	2,640	1.6%	(2,683)	(1.8)%
Addbacks:
Change in FV of Warrant Liability	(138)	(0.2)%	(1,393)	(2.0)%	(2,117)	(1.3)%	(1,059)	(0.7)%
Stock Compensation	1,144	1.5%	3,028	4.4%	1,943	1.2%	5,759	3.9%
Payroll taxes related to stock-based compensation	-	(0.0)%	-	0.0%	36	0.0%	-	0.0%
Inventory Write-Off	(237)	(0.3)%	-	0.0%	(237)	(0.1)%	-	0.0%
Secondary Offering Costs	-	0.0%	309	0.4%	55	0.0%	309	0.2%
Facility Relocation Costs	364	0.5%	342	0.5%	824	0.5%	722	0.5%
Income Tax Effect of Adjusting Items (1)	(87)	(0.1)%	(188)	(0.3)%	(211)	(0.1)%	(297)	(0.2)%
Adjusted Net (Loss)/Income	(2,591)	(3.3)%	(590)	(0.9)%	2,933	1.7%	2,751	1.8%
Interest Expense	1,528	2.0%	(381)	(0.5)%	2,463	1.5%	(1,428)	(1.0)%
Income Tax Expense (Benefit)	497	0.6%	(2,357)	(3.4)%	96	0.1%	(2,249)	(1.5)%
Depreciation and Amortization	3,655	4.7%	2,600	3.8%	6,434	3.8%	5,069	3.4%
Reversal of Income Tax Effect of Adjusting Items (1)	87	0.1%	188	0.3%	211	0.1%	297	0.2%
Adjusted EBITDA	3,176	4.1%	(540)	(0.8)%	12,137	7.3%	4,440	2.9%

Reported Basic (loss) earnings per share	(0.07)		(0.05)		0.05		(0.05)
Addbacks:
Change in fair value of warrant liability	(0.00)		(0.03)		(0.04)		(0.02)
Stock-based compensation	0.02		0.06		0.04		0.11
Payroll taxes related to stock-based compensation	-		-		0.00		-
Inventory Write-Off	(0.00)		-		(0.00)		-
Secondary Offering Costs	-		0.01		0.00		0.01
Facility Relocation Costs	0.01		0.01		0.02		0.01
Income Tax Effect of Adjusting Items	-		(0.00)		(0.00)		(0.01)
Adjusted Basic (loss) earnings per share	(0.05)		(0.00)		0.06		0.05

Reported Diluted (loss) earnings per share	(0.07)		(0.08)		0.05		(0.07)
Addbacks:
Change in FV of warrant liability	(0.00)		(0.03)		(0.04)		(0.02)
Stock-based compensation	0.02		0.06		0.04		0.11
Payroll taxes related to stock-based compensation	(0.00)		-		0.00		-
Inventory Write-Off	(0.00)		-		(0.00)		-
Secondary Offering Costs	0.00		0.01		0.00		0.01
Facility Relocation Costs	0.01		0.01		0.02		0.01
Income Tax Effect of Adjusting Items	(0.00)		-		(0.00)		(0.01)
Adjusted Diluted (loss) earnings per share	(0.05)		(0.03)		0.06		0.03

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding greater demand for AerSale’s USM business; expectations regarding feedstock and commercial demand; expectations from letters of intent on an additional $71 million in inventory during the year; our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; expectation that AerAware™ is a technology that will be broadly adopted and that sales of AerAware™ will be a meaningful contributor to long-term performance; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon Telephone: (305) 764-200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com